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                                                                     EXHIBIT 3.6

        CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
                            OF QUALCOMM INCORPORATED

         QUALCOMM Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: The name of the Corporation is QUALCOMM Incorporated (the "Corporation").

         SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is August 15, 1991.

         THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions at a meeting held on November 2, 1999 to amend Article IV of the Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

         "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is three billion eight million (3,008,000,000) shares. Three billion (3,000,000,000) shares shall be Common Stock, each having a par value of one one-hundredth of one cent ($0.0001). Eight million (8,000,000) shares shall be Preferred Stock, each having a par value of one one-hundredth of one cent ($0.0001). Effective at the time of filing with the Secretary of State of the State of Delaware of this Certificate of Amendment (the "Effective Time"), each share of the corporation's Common Stock, par value $0.0001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be split into four (4) shares of Common Stock, par value $0.0001 per share, of the corporation."

         FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, QUALCOMM Incorporated has caused this Certificate of Amendment to be signed by its duly authorized officers this 20th day of December, 1999.

By: /s/ Irwin Mark Jacobs
    ------------------------

Irwin Mark Jacobs

Chairman of the Board of Directors

ATTEST: By: /s/ Steven R. Altman
            -----------------------

Steven R. Altman Assistant Secretary